Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169101, 333-147099, 333- 174494, 333-230106, 333-237284 and 333-255984 on Form F-3, the post-effective Amendment to Form F-1 in the Registration Statement on Form F-3 (File No. 333-226096) and Registration Statement Nos. 333-233128 and 333-138449 on Form S-8 of our reports dated March 9, 2023, relating to the consolidated financial statements of Danaos Corporation and the effectiveness of Danaos Corporation’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
March 9, 2023